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                                                                    EXHIBIT 99.1


                     WSI INDUSTRIES SALES AND NET INCOME UP


June 22, 2005--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $4,244,000 for the third quarter of fiscal 2005 ended May 29, 2005, up 35% from $3,147,000 in the year-earlier quarter. The Company posted net income of $174,000 or $.07 per share, up 185% compared to $61,000 or $.02 per share in the third quarter of fiscal 2004. Year-to-date sales for the nine months ended May 29, 2005 totaled $11,773,000 or a 37% increase over the same period from the prior year. Net income for the same year-to-date period increased 32% to $228,000 or $.09 per share compared to $173,000 or $.07 per share. However, excluding pretax relocation and second building costs of $328,000 incurred during the first six-months of fiscal 2005, the Company would have had year-to-date net earnings of $437,000 or $.17 per share or a 153% increase over the prior fiscal year.

Michael J. Pudil, president and chief executive officer, commented: "With the third quarter of fiscal 2005, we were able to reap some of the benefits of all the hard work that the WSI employees performed while relocating our facility. We feel that the results begin to show the potential of what we can do with a newer building and more efficient operations." Pudil went on to say: "We expect continued positive earnings and cash flow in our fiscal 2005 fourth-quarter; however we also anticipate somewhat lower sales than in the third quarter which has been our normal trend in prior years. In addition, we are also excited by our previously announced new partnering arrangement with one of our customers that is an industry leader in the biosciences field. It is expected that the arrangement could increase sales by approximately 10% as it unfolds over the next 12 -- 18 months. We are pleased to report this positive step from our focused efforts to grow and diversify our customer base."

The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable July 22, 2005 to holders of record on July 8, 2005.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision components for a wide range of industries.


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For additional information:
---------------------------
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

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The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.
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